Exhibit 5.1

Glen Y. Sato

(650) 843-5502

gsato@cooley.com

October 25, 2013

Dynavax Technologies Corporation

2929 Seventh Street, Suite 100

Berkeley, California 94710-2753

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the offering by Dynavax Technologies Corporation, a Delaware corporation (the “Company”), of (a) up to 79,570,000 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), to be issued pursuant to that certain Common Stock Underwriting Agreement (the “Common Agreement”), dated October 25, 2013, between the Company and Cowen and Company, LLC, as representative (the “Common Representative”) of the underwriters named in Schedule A thereto (and the preferred stock purchase rights (the “Rights”) associated with the Common Stock to be issued pursuant to that certain Rights Agreement (the “Rights Agreement”), dated November 5, 2008, between the Company and Mellon Investor Services LLC, as Rights Agent (the “Rights Agent”)), consisting of shares of common stock pursuant to Registration Statement No. 333-191610 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), the prospectus dated October 17, 2013, included therein (the “Base Prospectus”), and the related prospectus supplement dated October 25, 2013, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (the “Common Prospectus Supplement”), and (b) up to 43,430 shares of the Company’s Series B Convertible Preferred Stock, par value $0.001 per share (the “Preferred Stock” and, together with the Common Stock, the “Stock”), to be issued pursuant to that certain Series B Convertible Preferred Stock Underwriting Agreement (together with the Common Agreement, the “Agreements”), dated October 25, 2013, between the Company and Cowen and Company, LLC, as representative (together with the Common Representative, the “Representative”) of the underwriters named in Schedule A thereto, consisting of shares of preferred stock pursuant to the Registration Statement, filed with the Commission under the Act, the Base Prospectus, and the related prospectus supplement dated October 25, 2013, filed with the Commission pursuant to Rule 424(b) of the Rules and Regulations of the Act (together with the Base Prospectus, and the Common Prospectus Supplement, the “Prospectuses”). The Stock is to be sold by the Company as described in the Registration Statement and the Prospectuses.

In connection with this opinion, we have examined and relied upon the Registration Statement and the Prospectuses, the Company’s Sixth Amended Restated Certificate of Incorporation (as amended) and Amended and Restated Bylaws, the Agreements, the Rights Agreement and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, and the conformity to originals of all documents submitted to us as copies; the accuracy, completeness and authenticity of certificates of public officials, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. We have assumed that the Certificate of Designation for the Preferred Stock shall have been filed with the Secretary of State of Delaware.

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Dynavax Technologies Corporation

October 25, 2013

Page Two

We have also assumed that each of the Agreements and the Rights Agreement has been duly authorized, executed and delivered by the Representative and the Rights Agent, as applicable, and that the members of the Board of Directors of the Company have acted in a manner consistent with their fiduciary duties as required under applicable law in adopting the Agreements and the Rights Agreement. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently sought to verify such matters. Our opinion is expressed only with respect to the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

With regard to our opinion below with respect to securities of the Company to be issued after the date hereof, we express no opinion to the extent that, notwithstanding its current reservation of shares of the Company’s common stock, future issuances of securities of the Company and/or adjustments to outstanding securities of the Company cause the Preferred Stock to be convertible for more shares of the Company’s common stock than the number that then remain authorized but unissued.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Stock and the associated Rights, when sold in accordance with the Agreements, the Rights Agreement, the Registration Statement and the Prospectuses, will be validly issued, and the Stock will be fully paid and nonassessable and (ii) the common stock issuable upon the conversion of the Preferred Stock, when issued upon the conversion of the Preferred Stock in accordance with the terms thereof, will be validly issued, outstanding, fully paid and nonassessable.

We consent to the reference to our firm under the caption “Legal Matters” in the Prospectuses included in the Registration Statement and to the filing of this opinion as an exhibit to a current report of the Company on Form 8-K.

[Signature page to follow]

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM

Dynavax Technologies Corporation

October 25, 2013

Page Three

Very truly yours,

Cooley LLP

By:	/s/ Glen Y. Sato
Glen Y. Sato

FIVE PALO ALTO SQUARE, 3000 EL CAMINO REAL, PALO ALTO, CA 94306-2155 T: (650) 843-5000 F: (650) 849-7400 WWW.COOLEY.COM